Exhibit 10.g
COMPENSATION OF NON-EMPLOYEE DIRECTORS
     Non-employee Directors receive an annual retainer of $80,000, of which one-half is paid in cash. In order to more closely align the compensation of non-employee Directors with long-term enhancement of stockholder value, the other half of the retainer is paid by means of restricted stock granted under our 2005 Long Term Stock Incentive Plan (the “2005 Plan”) in accordance with our Non-Employee Directors Equity Program (the “Directors Equity Program”), which has the same material terms as their 1997 Non-Employee Directors Stock Plan that expired in 2007.
     Grants of restricted stock vest in 20% equal annual installments over a five-year period. A new non-employee Director is given an initial grant of restricted stock valued at one-half of the Director’s total retainer for the initial five years of anticipated service on the Board (subject to adjustment for partial years). After full vesting of the initial grant, each non-employee Director thereafter receives an annual grant of restricted stock valued at one-half of the annual retainer. These annual grants vest over the succeeding five years.
     The Directors Equity Program also provides for the grant to each non-employee Director on the date of each Annual Meeting of Stockholders of a non-qualified option to purchase 8,000 shares of Masco common stock at the fair market value on the date of grant. In addition, each new non-employee Director receives a one-time stock option grant of 32,000 shares under our 2005 Plan. All of these options become exercisable in equal annual installments on the first five anniversaries of the grant date. Each option has a ten-year term for exercise, except that options may generally be exercised for only a limited period of time upon death or, for options granted before October 27, 2005, following termination of service as a non-employee Director for any reason other than permanent and total disability or retirement on or after Masco’s normal retirement age for Directors.
     The Directors Stock Plan restricts Directors from engaging in certain competitive activities while serving as a Director and for one year following termination of service as a Director. Upon breach of this noncompete agreement, we may require the Director to pay us certain amounts realized from awards of restricted stock and option exercises to the extent realized on or after termination or within two years prior to termination.
     The Board has established stock ownership guidelines for non-employee Directors that require Directors to retain at least 50% of the shares of restricted stock they received until the date of their termination from service as a Director. The vesting arrangements and stock retention requirement are intended to assure that non-employee Directors maintain a financial interest in Masco over an extended period of time.
     We provide a few additional benefits to Directors. Non-employee Directors are eligible to participate in our matching gifts program (which is generally available to our employees) pursuant to which we will match gifts made to eligible educational and cultural institutions up to an aggregate of $10,000 per year for each participant. In addition, if space is available, a Director’s spouse is permitted to accompany the Director who travels to attend Board or committee meetings on Company aircraft. We have permitted, on an infrequent basis, non-employee Directors’ personal use of Company aircraft. Directors are also eligible to participate in our employee purchase program, which is generally available to our employees and enables them to purchase our products for their personal use at discounted prices. We consult with former Directors from time to time and have followed a practice of paying $50,000 per year to former Directors who make themselves available for consulting for two years after ending their service on the Board.